Exhibit 99.1

Estimated Preliminary Results for the Thirteen Weeks Ended May 5, 2019 (unaudited)

Presented below are certain estimated preliminary financial results for the thirteen weeks ended May 5, 2019. These ranges are based on the information available to us at this time. We have provided ranges, rather than specific amounts, because these results are preliminary. As such, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after we close this offering. We have not identified any unusual or unique events or trends that occurred during the period that we believe will materially affect these estimates.

These are forward-looking statements and may differ from actual results. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on this preliminary data. Please refer to section titled “Cautionary Note Regarding Forward-Looking Statements.” These estimated preliminary results should be read in conjunction with our consolidated financial statements and related notes as well as the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. For additional information, please see the section titled “Risk Factors.”

This data has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Marcum LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial results. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

The following are preliminary estimates for the thirteen weeks ended May 5, 2019:

●	For the thirteen weeks ended May 5, 2019, net sales are expected to be between $40.7 million and $40.9 million, as compared to net sales of $26.7 million for the thirteen weeks ended May 6, 2018. The increase in net sales was primarily the result of an increase in showrooms, strong return on investment relating to TV and digital advertising and marketing investments as well as an increase in the number of shop in shops over last year.

●	For the thirteen weeks ended May 5, 2019, we expect cost of sales to be between $19.9 million and $20.1 million, as compared to cost of sales of $12.1 million for the thirteen weeks ended May 6, 2018. The increase in cost of sales was primarily the result of the increase in sales and impact of tariffs on our products imported from China. For recent developments regarding tariffs, see “Prospectus Summary⸺Recent Events.”

●	For the thirteen weeks ended May 5, 2019, we expect gross profit to be between $20.7 million and $20.8 million as compared to gross profit of $14.6 million for the thirteen weeks ended May 6, 2018.

●	For the thirteen weeks ended May 5, 2019, we expect selling, general and administrative expenses to be between $23.8 million and $24.0 million, including approximately $3.6 million of costs relating to stock compensation expense, sponsor fees and executive and board recruitment fees as compared to selling, general and administrative expenses of $15.2 million for the thirteen weeks ended May 6, 2018, which included $0.7 million of costs relating to stock compensation expense, sponsor fees, deferred rent and other financing related costs. The increase in selling, general and administrative expenses is primarily a result of our sales-related expenses driven by an increase in sales and showrooms, such as payroll, sales related commissions, credit card fees, web hosting fees, and rent expense related to the increase in showroom count, as well as an increase in stock compensation expense related to the vesting of restricted stock units held by certain of our senior executives.

●	For the thirteen weeks ended May 5, 2019, we expect advertising and marketing expense to be between $5.3 million and $5.4 million, as compared to advertising and marketing expense of $4.4 million for the thirteen weeks ended May 6, 2018. The increase in advertising and marketing expense is related to increased spend for national media and digital media investments.

●	For the thirteen weeks ended May 5, 2019, we expect depreciation and amortization expense to be between $1.0 million and $1.1 million, as compared to depreciation and amortization expense of $0.7 million for the thirteen weeks ended May 6, 2018. The increase in depreciation and amortization expense is related to an increase in showrooms.

●	For the thirteen weeks ended May 5, 2019, we expect interest income to be between $0.1 million and $0.2 million, as compared to interest expense of $0.1 million for the thirteen weeks ended May 6, 2018. The decrease in interest expense and increase in interest income is related to our reduced borrowing and interest earned on the proceeds from our June 2018 initial public offering.

●	For the thirteen weeks ended May 5, 2019, we expect net loss to be between $9.1 million and $9.3 million, as compared to net loss of $5.7 million for the thirteen weeks ended May 6, 2018. The increase in net loss is primarily due to the impact of tariffs on our products imported from China, and an increase in stock compensation expense of approximately $2.9 million related to the vesting of restricted stock units held by certain of our senior executives.

●	For the thirteen weeks ended May 5, 2019, we expect EBITDA to be between $(8.2) million and $(8.4) million, as compared to EBITDA of $(4.9) million for the thirteen weeks ended May 6, 2018 and Adjusted EBITDA to be between $(4.6) million and $(4.8) million for the thirteen weeks ended May 5, 2019, as compared to Adjusted EBITDA of $(4.2) million for the thirteen weeks ended May 6, 2018. The decrease in EBITDA is primarily due to tariffs on our products imported from China and an increase in stock compensation expense related to the vesting of restrictive stock units held by certain of our senior executives.

●	The following table reconciles estimated preliminary net loss at the midpoint of the range, the most comparable GAAP measure, to estimated preliminary EBITDA and Adjusted EBITDA:

	Preliminary estimate For the thirteen weeks ended May 5, 2019	Actual Results For the thirteen weeks ended May 6, 2018
(dollars in millions)
Net loss	$(9.2)	$(5.7)
Interest (income) expense	(0.2)	0.1
Depreciation and amortization	1.0	0.7
Estimated preliminary EBITDA	(8.3)	(4.9)

Deferred rent	-	0.1
Other expense	0.2	0.2
Sponsor fees	0.2	0.1
Stock based compensation	3.2	0.3
Estimated preliminary Adjusted EBITDA	$(4.7)	$(4.2)

As of May 5, 2019, our cash and cash equivalents are estimated to be between $35.6 million and $35.8 million, and we had no debt.

Our actual results may vary from our estimated preliminary unaudited financial results for the thirteen weeks ended May 5, 2019 and the variances may be material.

This exhibit contains certain preliminary unaudited financial results for the thirteen weeks ended May 5, 2019. Upon completion of our independent auditors’ review of our results for the thirteen weeks ended May 5, 2019, it is possible significant changes to such preliminary results may be necessary. Finally, such preliminary unaudited financial results and metrics do not reflect all of our material financial information as of and for the thirteen weeks ended May 5, 2019, and we therefore caution you not to place undue reliance on them. See “Forward-Looking Statements” in our Annual Report on Form 10-K for a discussion of factors that may cause our actual results to vary from our estimates.